UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On January 27, 2010, Cascade Microtech, Inc. (the “Company”) entered into a Sale and Purchase Agreement by and among the Company, Cascade Microtech KK, a wholly-owned subsidiary of the Company, SUSS MicroTec AG (“Seller”), SUSS MicroTec KK and SUSS MicroTec Inc. dated January 27, 2010 (the “Agreement”). Pursuant to the terms of the Agreement, the Company agreed to acquire all of the outstanding capital stock of SUSS MicroTec Test Systems GmbH, a wholly-owned subsidiary of Seller, along with certain related assets for a purchase price of 7.0 million Euros (approximately $9.8 million), including cash in the amount of 4.5 million Euros (approximately $6.3 million) and shares of common stock of the Company valued at approximately 2.5 million Euros (approximately $3.5 million) (the “Acquisition”). The final purchase price is subject to a post-closing purchase price adjustment. A portion of the purchase price will be held in escrow for up to 24 months and will be subject to claims by both the Company and the Seller under circumstances specified in the Agreement. The Acquisition closed on January 27, 2010 simultaneously with the execution of the Agreement. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On January 27, 2010, the Company issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(d)	Exhibits.

10.1	Sale and Purchase Agreement dated as of January 27, 2010 by and among Cascade Microtech, Inc., Cascade MicroTec KK, SUSS MicroTec AG, SUSS MicroTec KK, and SUSS MicroTec Inc.*

99.1	Press Release issued by Cascade Microtech, Inc. on January 27, 2010.*

*	Previously filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on April 9, 2010.

CASCADE MICROTECH, INC.
(Registrant)

By	/s/ JEFF A. KILLIAN
Jeff A. Killian
Vice President and Chief Financial Officer